Exhibit 99.1

ATC Contact: Michael Powell

Director of Investor Relations

Telephone: (617) 375-7500

AMERICAN TOWER CORPORATION NAMES EDMUND DISANTO

AS EXECUTIVE VICE PRESIDENT, CHIEF ADMINISTRATIVE

OFFICER AND GENERAL COUNSEL

Boston, Massachusetts – March 13, 2007 – American Tower Corporation (NYSE: AMT) today announced that Edmund DiSanto will be joining the Company as its new Executive Vice President, Chief Administrative Officer and General Counsel. In this role, Mr. DiSanto will have oversight of the Company’s legal, risk management, compensation and human resources functions and will report directly to the Company’s Chief Executive Officer, Jim Taiclet. It is expected that Mr. DiSanto will commence his new role with the Company effective April 1, 2007.

Jim Taiclet said, "We are pleased that Ed has agreed to join the American Tower management team. We created the position of Executive Vice President, Chief Administrative Officer and General Counsel to advance the capabilities and improve the cross-functional effectiveness of our corporate operations. Ed’s breadth of experience over the last 29 years as a legal counselor, business advisor and skilled manager make him ideally suited for this role. We look forward to working with Ed as we continue to implement our process improvement initiatives and strive for the highest levels of effectiveness in corporate governance and compliance.”

Mr. DiSanto comes to American Tower from Pratt & Whitney, a unit of United Technologies Corporation and a leader in the design, manufacture and service of aircraft engines, industrial gas turbines and space propulsion systems. Mr. DiSanto started with Pratt & Whitney in 1997 as Group Deputy Counsel and since then has held legal and business development roles of increasing responsibility, most recently as Vice President, Global Service Partners Business Development. Prior to joining Pratt & Whitney, Mr. DiSanto served in a number of legal, business and operations roles at United Dominion Industries, Carrier Corporation and United Technologies Corporation.

Mr. DiSanto earned his law degree from Boston College Law School and a Bachelor of Science from Northeastern University.

American Tower is a leading independent owner, operator and developer of broadcast and wireless communications sites. American Tower owns and operates over 22,000 sites in the United States, Mexico, and Brazil. Additionally, American Tower manages approximately 2,000 revenue producing rooftop and tower sites. For more information about American Tower, please visit www.americantower.com.

# # #